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                                                                 EXHIBIT 10.10

                             PERFORMANCE SHARING PROGRAM


                Revised Per Compensation & Board of Directors Meeting
                              Friday, December 13, 1996


% of base salary* awarded at each target performance.

                 ANNUAL REVENUE              $5MM         $7.5MM          $10MM        $12.5MM          $15MM

                           EBIT                5%           7.5%            10%          12.5%            15%

                                          250,000        560,500      1,000,000      1,582,500      2,250,000

                      MOOIBROEK                --             --             --             30             50

                         SALOFF                --             --             10             25             40

                            SEN                --             --             10             25             40

                       SOLDATIS                 5             10             15             20             30

                   ASSOCIATES**                 5            7.5             10           12.5             15

                   POOL (BONUS)            45,000         85,000        132,000        292,500        422,000

ESTIMATE AFTER BONUS PAY/PRETAX              $.06           $.14           $.25           $.36           $.52

The numbers are hurdle rates (e.g. at $7.5MM in revenue, EPi must have 7.5% EBIT for the award to be paid at this level (column).

* To be paid out in stock via the employee stock purchase plan to the extent possible pursuant to the plan; Rule 144 stock if issued outside of the plan. Up to 30% of the bonus may be paid out in cash to cover employee's taxes.

** Paid out quarterly if EPi is operating on the above plan at 50% rate with balance at year end.

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                                PLAN PARAMETERS

1. The Performance Sharing Plan is discretionary subject to changes at any time by the Board of Directors for any and all parameters or additions/deletions therein.

2. Payment will be made only to those associates currently employed by the Company at the time of payment (after plan year end for all associates with the exception of any partial payments which may have been made to certain non-executive staff throughout the year, see item 5).

3. Payment in part shall not be implied or construed to guarantee payment of the balance. Any balance due is subject to performance and revision by the Board of Directors.

4. Executive performance pay shall be made in common stock (less any applicable taxes/withholding required) at the average price established by the first and last month of trading closing prices for each day, as long as EPi revenues are less than $10 million annually, with less than 10% EBIT.

5. Pay out to non-executive associates will be rewarded quarterly if the Company is operating at or above the plan at 50% of the base salary rate for the quarter. Quarterly and cumulative periods performance must be at or above plan to qualify for award.

6. Hurdle rate in the plan parameters represent performance limits which must be met or exceeded in order to pay out awards at those levels.